Exhibit 99.1

Ignyta Boosts Leadership Capacity with Appointments of

Jacob Chacko, M.D. as Chief Financial Officer

and Zachary Hornby as Chief Operating Officer

May 30, 2014 04:00 PM Eastern Daylight Time

SAN DIEGO—(BUSINESS WIRE)—Ignyta, Inc. (Nasdaq: RXDX), an oncology precision medicine biotechnology company, announced today that Jacob Chacko, M.D. has been appointed as Chief Financial Officer, assuming responsibility for the role from Zachary Hornby, who has been appointed to the newly-created role of Chief Operating Officer.

“We are thrilled to expand leadership capacity at Ignyta with the addition of Jacob to our management team,” said Jonathan Lim, M.D., Chairman and CEO of Ignyta. “His broad range of experience with financing, managing, and advising companies in the life sciences field will contribute greatly to Ignyta’s growth as a leading precision medicine biotechnology company.”

“Ignyta will always be grateful for Zach’s invaluable contributions as CFO during a period in which we successfully went public and raised nearly $120 million,” continued Dr. Lim. “This move helps us build significant capacity for future growth by deploying Zach to drive our operations as our COO, where his talents are needed most. During our rapid growth phase, Zach has operated as our de facto COO on top of his CFO responsibilities, and we are fortunate to be able to benefit from his contributions in this official capacity.”

Dr. Chacko joins Ignyta from TPG Capital, a global private investment firm with approximately $60 billion of assets under management, where he served as a Vice President focused primarily on healthcare and digital media since August 2008. At TPG, Dr. Chacko helped lead teams that successfully completed acquisitions having an aggregate value of over $10 billion. He served on the boards of directors of RentPath and EnvisionRx, was an advisor to the Audit Committee of Par Pharmaceutical, and was a board observer to IMS Health and Quintiles Transnational. Prior to TPG, Dr. Chacko concurrently received his M.D. from UCLA and his M.B.A. from Harvard University, and was president of his class at both institutions. Prior to this, Dr. Chacko was an Associate serving healthcare clients at the management consulting firm McKinsey & Company. Dr. Chacko received an M.Sc. in economic and social history from Oxford University, where he was a Marshall Scholar, and a B.A. in biology, B.S. in gerontology, and minor in health policy and management from the University of Southern California.

On May 30, 2014, Dr. Chacko received an inducement stock option award under Ignyta’s Employment Inducement Incentive Award Plan, which was adopted March 28, 2014 and provides for the granting of equity awards to new employees of Ignyta. The inducement award consists of an option to purchase an aggregate of 250,000 shares of Ignyta common stock. The option has a ten-year term and an exercise price equal to the closing price per share of Ignyta’s common stock on the Nasdaq Capital Market on the date of grant. The option vests over a four-year period, with 25% of the option vesting on the first anniversary of the date of hire and the remainder vesting in equal monthly installments over the three years thereafter. The award was approved by the compensation committee of Ignyta’s board of directors and was granted as an inducement material to Dr. Chacko entering into employment with Ignyta in accordance with Nasdaq Marketplace Rule 5635(c)(4).

About Ignyta, Inc.

Ignyta, Inc., located in San Diego, California, is a biotechnology company developing precision medicine with integrated Rx/Dx solutions for cancer patients. Its goal is to discover and develop revolutionary new drugs that target activated genes in cancer cells for the customized treatment of cancer patients. The company’s present focus is on the development of RXDX-101, its proprietary oral tyrosine kinase inhibitor that targets solid tumor indications, and advancing its novel Spark discovery programs that leverage its proprietary cancer genomic and epigenomic knowledge bases. For more information, please visit: www.ignyta.com.

Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to the expected contributions of Ignyta’s new Chief Financial Officer and Chief Operating Officer. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products or technologies and operating as a development stage company; the potential for final results of any Phase I/II clinical trial of RXDX-101 to differ from the preliminary results; regulatory developments in the United States and foreign countries; Ignyta’s ability to develop, complete clinical trials for, obtain approvals for and commercialize any of its product candidates; changes in Ignyta’s plans to develop and commercialize its product candidates; Ignyta’s ability to raise any additional funding it will need to continue to pursue its business and product development plans; Ignyta’s ability to obtain and maintain intellectual property protection for its product candidates; the loss of key scientific or management personnel; competition in the industry in which Ignyta operates; and market conditions. These forward-looking statements are made as of the date of this press release, and Ignyta assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents the company files with the SEC available at www.sec.gov, including without limitation Ignyta’s Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent Quarterly Reports on Form 10-Q.

Contacts

Ignyta, Inc.

Jonathan E. Lim, M.D.

CEO

858-255-5958

jl@ignyta.com